--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                SCHEDULE 13E-4/A
           TENDER OFFER STATEMENT PURSUANT TO SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 13E-4 THEREUNDER

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

          ISSUER TENDER OFFER STATEMENT (PURSUANT TO SECTION 13(E)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934)

                               (AMENDMENT NO. 3)


                            ------------------------

                   INTERNATIONAL AIRLINE SUPPORT GROUP, INC.
                                (Name of Issuer)

                   INTERNATIONAL AIRLINE SUPPORT GROUP, INC.
                      (Name of Person(s) Filing Statement)

           8% CONVERTIBLE SUBORDINATED DEBENTURES DUE AUGUST 31, 2003
                         (Title of Class of Securities)

                                      NONE
                     CUSIP (Number of Class of Securities)

                              ALEXIUS A. DYER III
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             8095 N.W. 64TH STREET
                                MIAMI, FL 33166
                                 (305) 593-2658
      (Name, Address and Telephone Number of Person Authorized to Receive
      Notices and Communications on Behalf of Person(s) filing Statement)

                               AUGUST 29, 1996

     (Date Tender Offer First Published, Sent or Given to Security-Holders)

                           CALCULATION OF FILING FEE

    TRANSACTION VALUATION*         AMOUNT OF FILING FEE
        $3,333,333.33                     $666.67

* Calculated pursuant to Rule 0-11(b)(2) based upon one-third of the principal amount of the Convertible Debentures as of July 11, 1996, the latest practicable date prior to the date of filing.

/X/ Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $1,149.43
Form or Registration No.: Registration Statement on Form S-4
Filing Party: International Airline Support Group, Inc.
Date Filed: July 12, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     This Amendment No. 3 to Schedule 13E-4 is filed pursuant to
Rule 13e-4(c)(3) and amends the Schedule 13E-4 originally filed July 12, 1996 as first amended on August 16, 1996 and as further amended on August 29, 1996.

ITEM 8. ADDITIONAL INFORMATION.

     On Thursday, October 3, 1996, the Company accepted for exchange 100% of the outstanding 8% Convertible Subordinated Debentures.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

    (e) Form of Press Release dated September 30, 1996.

    (f) Form of Press Release dated October 1, 1996.

    (g) Form of Press Release dated October 4, 1996.

                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 9, 1996


                                                  /s/ GEORGE MURNANE III

                                          --------------------------------------
                                                    George Murnane III
                                            Executive Vice President and Chief
                                                    Financial Officer

                                       3